June 24, 1994



Pinnacle West Capital Corporation
400 East Van Buren, Suite 700
Phoenix, AZ  85004

Ladies and Gentlemen:

     Reference is made to your proposed offering pursuant to the Pinnacle West Capital Corporation Director Equity Participation Plan (the "Plan") of up to 50,000 shares of your Common Stock, no par value (the "Plan Shares"), as contemplated in the Registration Statement on Form S-8 and the Exhibits thereto to be filed by you with the Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, as amended, on June 24, 1994 (the "Registration Statement"). It is our opinion that:

     1. All requisite action, other than any action on the part of the proposed offerees, to make valid the proposed transactions will have been taken when (i) the Registration Statement shall have been filed with the SEC and therefore shall have become effective, and (ii) you shall have complied with the state securities or "blue sky" laws with respect to the offer and sale of the Plan Shares.

     2.   Upon completion of the foregoing steps, the Plan Shares, when
          (i) the purchase price therefor has been paid to you, and
          (ii) the same shall have been acquired as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

     Consent is hereby given to the use of this opinion as part of the Registration Statement.

                                   Very truly yours,


                                   SNELL & WILMER